File No. 70-9729


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM U-1

                           APPLICATION OR DECLARATION

                                    under the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
               (Name of company or companies filing this statement
                   and address of principal executive office)

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
               1 Riverside Plaza, Columbus, Ohio 43215
                    (Name of top registered holding company
                     parent of each applicant or declarant)

                                      * * *

                 A. A. Pena, Senior Vice President and Treasurer
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215

                         Susan Tomasky, General Counsel
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                   (Names and addresses of agents for service)


ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTIONS

      American Electric Power Company, Inc. ("AEP"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") hereby amends and restates the first paragraph of Item 1 as follows:

      American Electric Power Company, Inc. ("AEP") is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). AEP proposes to organize and acquire all of the common stock or other equity interests of one or more subsidiaries (collectively, the "Financing Subsidiary") for the purpose of effecting various financing transactions from time to time through June 30, 2004 involving the issuance and sale of up to an aggregate of $4.0 billion (cash proceeds to AEP) in any combination of Common Stock, Preferred Securities, Debt Securities, Stock Purchase Contracts and Stock Purchase Units, as well as its common stock issuable pursuant to such Stock Purchase Contracts and Stock Purchase Units, all as described herein. AEP further proposes that it may effect directly (i.e., without the Financing Subsidiary) any such transaction involving Common Stock, Preferred Securities, Debt Securities, Stock Purchase Contracts or Stock Purchase Units as described herein, provided that AEP shall not issue any secured indebtedness. AEP will not publicly issue unsecured indebtedness or Preferred Securities pursuant to this File unless it has maintained at least an investment grade corporate or senior unsecured debt rating by at least one nationally recognized rating agency. No Finance Subsidiary or Special Purpose Subsidiary, as defined below, shall acquire or dispose of, directly or indirectly, any interest in any Utility Asset, as that term is defined under the Act. Additionally, AEP's forecasted cash flow analysis and capitalization forecast for the next two years (attached hereto as Exhibit C), which forecasts assume the issuance of $1 billion of common stock out of the $2.75 billion total remaining financing authority requested herein, indicate that it is expected that AEP's common equity will remain above 30% of its consolidated capitalization for each time period set forth in Exhibit C.


                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                  AMERICAN ELECTRIC POWER COMPANY, INC.


                  By:/s/ A. A. Pena___________
                          A. A. Pena
                          Treasurer


Dated:  November 6, 2001